Exhibit 10(j)

____________ Maximum Performance Shares    Date of Award: ____________

2015 GROWTH AND INCOME PERFORMANCE SHARE AWARD

2004 OMNIBUS STOCK AND INCENTIVE PLAN

FOR DENBURY RESOURCES INC.

This PERFORMANCE SHARE AWARD (this “Award”) is made effective on the Date of Award by Denbury Resources Inc. (the “Company”) in favor of _____________________ (“Holder”).

WHEREAS, in accordance with Section 17 of the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc., as amended and/or restated (the “Plan”), the Committee may grant performance-based Awards;

WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn a maximum of _________ Performance Shares based on the performance factors set forth in this Award, and subject to all of the provisions, including without limitation the Vesting provisions, of the Plan and this Award;

WHEREAS, no Performance Shares will be issued or outstanding until the Vesting Date or they become Vested Earned Performance Shares;

WHEREAS, the grant and issuance of a certain number Performance Shares (referred to as the “May Performance Shares”) under this Award are expressly conditioned upon the Company’s stockholders approving the Amended and Restated 2004 Omnibus Stock and Incentive Plan at the Company’s May 2015 annual meeting of stockholders (the “Incentive Plan Stockholder Approval”); and

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan, all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.    Performance Share Grant. The Company hereby grants Holder the right to earn, Vest in, and receive delivery of, on the Delivery Date up to _________ Reserved Shares (“Performance Shares”) subject to the terms and conditions set forth in the Plan and in this Award, including but not limited to those set forth in Section 4 related to Incentive Plan Stockholder Approval.

2.    Definitions. All words capitalized herein that are defined in the Plan shall have the meaning assigned them in the Plan; other capitalized words shall have the following meaning, or shall be defined elsewhere in this Award:

(a) “Actual Reported Production” means production of oil, condensate, natural gas liquids (“NGLs”) and natural gas, expressed on a BOE-per-day basis, as reported in the Company’s Form 10-K for each Fiscal Year within the Performance Period.

(b) “Annual Adjusted Cash Flow” means, for each Fiscal Year within the Performance Period, the result of (i) Cash Flow from Operations, plus (ii) the Commodity Price Adjustment and (iii) Commodity Derivative Settlements, minus (iv) Working Capital Changes and minus (v) Development Capital Expenditures.

(c) “Annual Adjusted Cash Flow Per Share” means for each Fiscal Year within the Performance Period, the quotient (rounded to two decimal places) of (i) Annual Adjusted Cash Flow divided by (ii) Basic Weighted Average Shares Outstanding for that Fiscal Year.

(d) “Annual Production Per Share” means for each Fiscal Year within the Performance Period, the quotient of (i) Actual Reported Production divided by (ii) Basic Weighted Average Shares Outstanding for that Fiscal Year.

(e) “Basic Weighted Average Shares Outstanding” means for any Fiscal Year, that number of shares of common stock of the Company which is used to compute basic earnings per share for that Fiscal Year as presented on the Company’s Statements of Operations in its Form 10-K.

(f) “BOE” means Barrels of Oil Equivalent, and for all purposes hereof, will be calculated using the ratio of one barrel of crude oil, condensate or NGLs to six thousand cubic feet of natural gas.

(g) “Cash Flow from Operations” means, for each Fiscal Year within the Performance Period, the Company’s operating cash flow for those Fiscal Years as presented on the Company’s Statement of Cash Flows in its Forms 10-K for such Fiscal Years.

(h) “Committee Percentage Point Reduction” means the number (if any) of Performance Percentage Points (not in excess of the Committee Percentage Point Reduction Limitation) by which the Committee reduces Holder’s Performance Percentage Points in accordance with Section 6 hereof.

(i) “Committee Percentage Point Reduction Limitation” means the lesser of (i) twenty-seven (27) Performance Percentage Points, or (ii) the product of (x) Holder’s Performance Percentage Points earned during the Performance Period as determined prior to the application of the Committee Percentage Point Reduction, multiplied by (y) twenty-five percent (25%).

(j) “Commodity Derivative Settlements” means amounts paid, less amounts received, to settle commodity derivative contracts covering production during the Performance Period, adjusted to exclude that portion of current income tax expense (benefit), associated with such settlements, as calculated in the Company’s annual income tax provision.

(k) “Commodity Price Adjustment” means, for each Fiscal Year period within the Performance Period, $20 million multiplied by the result of (i) Forecasted BOE Price specified in Appendix A to this Award minus (ii) the Realized BOE Price.

(l) “Delivery Date” means the date on which Vested Earned Performance Shares are delivered to Holder, which shall be the Vesting Date, or as soon thereafter as practicable, but in no event later than thirty (30) days after the Vesting Date, or the date on which Performance Shares are delivered to Holder at the dates set forth in Section 7(b) or 8(c)(i), (ii) or (iii), if applicable.

(m) “Development Capital Expenditures” means, for each Fiscal Year period within the Performance Period, the sum of the amounts of the line items presented in the “Cash Flow Used for Investing Activities” (or similar) section of the Company’s Statement of Cash Flows in its Form 10-K for such Fiscal Year that represent the Company’s oil and natural gas and CO2 development activities (which for example included in the Company’s Form 10-K for 2014 capital expenditures for oil and gas; CO2 properties; and, pipelines and plants), as such line items showing amounts of capital expenditures may change from year to year, adjusted to include the change in accruals related to those expenditures during the Fiscal Year (as disclosed in the Company’s financial statement footnotes filed in its Form 10-K). As a point of clarification, Development Capital Expenditures should include all capital expenditures incurred during the Fiscal Year, regardless of whether those capital expenditures were paid in cash during the year or recorded as a liability for future payment. Development Capital Expenditures do not include cash outflows incurred to acquire, or invest in, businesses, other entities or properties.

(n) “Disability” means, without limitation, the same as it does in the Plan.

(o) “Earned Performance Shares” means the number of Performance Shares which are earned during the Performance Period as described and calculated in Section 7 hereof.

(p) “Fiscal Year” means the 12-month period adopted by the Company for financial reporting purposes.

(q) “January Performance Shares” means the number Performance Shares to be issued under this Award that are not expressly conditioned upon the Incentive Plan Stockholder Approval and which are set forth in detail under “Table 1- January Performance Shares” in Section 5(a).
(r) “May Performance Shares” means the number Performance Shares to be issued under this Award that are expressly conditioned upon the Incentive Plan Stockholder Approval and which are set forth in detail under “Table 2 - May Performance Shares” in Section 5(a).
(s) “Performance Measure” means the Average Growth and Income Rate, defined in Section 3(a) for the Performance Period.

(t) “Performance Period” means the period beginning on January 1, 2015, and ending on December 31, 2017.

(u) “Performance Percentage” means the excess of (i) Holder’s aggregate Performance Percentage Points, over (ii) the Committee Percentage Points Reduction, if any, determined as of the last day of the Performance Period.

(v) “Performance Percentage Points” means, collectively, the points, designated as Performance Percentage Points, earned with respect to the Average Growth and Income Rate Performance Measure during the Performance Period.

(w) “Performance Shares” means the number of Reserved Shares subject to this Award, as shown on the first page of this Award.

(x) “Post Separation Change in Control” means a Change in Control which follows Holder’s Separation, but results from the Commencement of a Change in Control that occurs prior to Holder’s Separation. For all purposes of this Award, the term “Commencement of a Change in Control” means the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change in Control involving such person, group, or their affiliates.

(y) “Realized BOE Price” means the Company’s realized unit sales price per barrel of oil equivalent (excluding the impact of derivative settlements) as presented in the Company’s Form 10-K for each Fiscal Year.

(z) “Target Performance Shares” means of the Performance Shares, which is the number of Performance Shares which will be Earned Performance Shares if Holder’s Performance Percentage is 100%.

(aa) “Working Capital Changes” means for each Fiscal Year within the Performance Period, an amount equal to the sum of the items presented in the “Changes in Assets and Liabilities” (or similar) subsection of the Company’s Statement of Cash Flows in its Form 10-K for such Fiscal year.

(bb) “Vesting Date” means March 31, 2018 or the effective date of any earlier (i) Change in Control pursuant to Section 7(b) or (ii) death, disability or Post Separation Change in Control pursuant to Sections 8(c)(i), (ii) or (iii), as appropriate.

3.    Performance Shares as Contractual Right. Each Performance Share represents a contractual right to receive one share of Common Stock of the Company, subject to the terms and conditions of this Award; provided that the number of shares of Common Stock of the Company that may be deliverable hereunder in respect of the Performance Shares may range from 0% to 200% of the number of Target Performance Shares, and Holder’s right to receive Common Stock of the Company in respect of Performance Shares is generally contingent.

4.    Performance Shares Subject to Shareholder Approval. Notwithstanding the other terms and conditions of this Award Agreement, the grant and issuance of the May Performance Shares, are expressly conditioned upon Incentive Plan Stockholder Approval. Holder has no rights or privileges to the May Performance Shares, and cannot vest in or otherwise earn any May Performance Shares, until the Incentive Plan Stockholder Approval (if any). For the avoidance of doubt, nothing contained in this Section 4 affects the rights granted to Holder with respect to January Performance Shares and such Performance Shares are not conditioned upon Incentive Plan Stockholder Approval.

5.    Measurement of Percentage Points Earned With Respect to the Growth and Income Performance Measure

(a) Average Growth and Income Rate Performance Percentage Points. The Performance Percentage Points which will be credited to Holder for the January Performance Shares and the May Performance Shares are set forth in Table 1 and Table 2 below based on the Average Growth and Income Rate for the three Fiscal Years within the Performance Period. The “Average Growth and Income Rate” means the quotient (rounded to three decimal places and then expressed as a percentage) of (x) the sum of the Annual Growth and Income Rate for each Fiscal Year during the Performance Period, divided by (y) 3.

Table 1 - January Performance Shares

	Average Growth and Income Rate	Performance Percentage Points
A.	>=11.0%	57.955
B.	>=10.0% and <11.0%	57.955
C.	>=9.0% and <10.0%	57.955
D.	>=7.0% and <9.0%	53.3
E.	Less than 7.0%	0

Table 2 - May Performance Shares

	Average Growth and Income Rate	Performance Percentage Points
A.	>=11.0%	75.345
B.	>=10.0% and <11.0%	48.745
C.	>=9.0% and <10.0%	22.045
D.	>=7.0% and <9.0%	0
E.	Less than 7.0%	0

(b) Annual Growth and Income Rate. For purposes of this Award, the “Annual Growth and Income Rate” for each Fiscal Year within the Performance Period shall be equal to the sum of the (i) Annual Production Per Share Growth Rate for that Fiscal Year and (ii) the Annual Adjusted Cash Flow Per Share Rate.

(c) Annual Production Per Share Growth Rate. For purposes of this Award, the “Annual Production Per Share Growth Rate” for each Fiscal Year in the Performance Period, shall be equal to the quotient (rounded to three decimal places and then expressed as a percentage) of (i) Annual Production Per Share for that Fiscal Year minus Annual Production Per Share for the immediately preceding Fiscal Year (“Prior Fiscal Year”), divided by (ii) Annual Production Per Share for the Prior Fiscal Year.

(d) Annual Adjusted Cash Flow Per Share Rate. For purposes of this Award, the “Annual Adjusted Cash Flow Per Share Rate” for each Fiscal Year in the Performance Period, shall be equal to the quotient (rounded to three decimal places and then expressed as a percentage) of (i) Annual Adjusted Cash Flow Per Share divided by (ii) the Pro Forma Stock Price, as specified in Appendix B to this award.

6.    Committee’s Reduction of Performance Percentage Points.

Notwithstanding any provision hereof to the contrary, the Committee, in its sole discretion, by written notice to Holder prior to the Vesting Date, may reduce Holder’s otherwise total earned Performance Percentage Points (measured by adding the Performance Percentage Points earned in Table 1 plus Table 2) by applying a “Committee Percentage Point Reduction.”

(a) Performance Percentage Points Reduction. The Committee will make its determination of the Committee Percentage Point Reduction amount (if any) based on the Committee’s subjective evaluation of Company performance with respect to each of the four Additional Committee Evaluation Factors listed in (b) below. This evaluation will determine the amount of the Performance Percentage Point Reduction (not to exceed the Committee Percentage Point Reduction Limitation) that will be the Committee Percentage Point Reduction for the Performance Period:

(b) For purposes of this Award, the “Additional Committee Evaluation Factors” are:

(i)    the Company’s compliance with corporate governance factors such as the ability to obtain an unqualified auditors’ opinion on the Company’s financial statements contained in its Form 10-K for the Performance Period, and avoid any financial restatements,

(ii)    the Company’s maintenance of a reasonable debt-to-capital and/or debt-to-cash-flow ratio,

(iii)    the Company’s record as to health, safety and environmental compliance and results, and

(iv)    the increase in the net asset value per share of Company stock, determined after excluding the effects, to the extent reasonably practical, caused by fluctuations in commodity prices and capital and operating costs or other factors which are generally not controllable by the Company.

7.    Earning Performance Shares.

(a) Earned Performance Shares. The number of Earned Performance Shares shall be equal to the product of (i) the Target Performance Shares, multiplied by (ii) the Performance Percentage Points. Only whole shares will be issued to the Holder. The Committee will determine and certify, and the Administrator will advise Holder, of Holder’s Performance Percentage as soon as reasonably possible thereafter.

(b) Change in Control. Notwithstanding the foregoing and any other provision hereof to the contrary, if a Change in Control occurs during the Performance Period then, regardless of the Performance Percentage at the date of the Change in Control, Holder will be entitled to receive delivery of all of the Target Performance Shares (notwithstanding any provision hereof to the contrary, none of which Target Performance Shares will be retained by the Company other than as payment for withholding) as soon as reasonably possible following such Change in Control, but in no event later than the 15th day of the third month after the end of the Fiscal Year in which such Change in Control occurs, and Holder permanently shall forfeit the right to receive any other Performance Shares under this Award.

8.    Vesting (and Forfeiture) of Earned Performance Shares.

(a) No Separation Prior to the Vesting Date. If Holder does not Separate prior to the Vesting Date Holder will be 100% Vested in the Earned Performance Shares.

(b) Retirement Vesting Date. In the event Holder reaches his Retirement Vesting Date prior to the Vesting Date, Holder will be entitled to receive Performance Shares in an amount equal to the number of Earned Performance Shares on the Vesting Date (which Performance Shares will be delivered to the employee on the Delivery Date), based on the actual performance results certified by the Committee, without any right to receive any additional Performance Shares, and without any proration of the number of Performance Shares earned in such circumstances. Notwithstanding the foregoing, in the event Holder Separates after Holder’s Retirement Vesting Date, but within 12 months of the Date of Grant, all rights to receive Performance Shares under this Award will be forfeited.

(c) Forfeiture. Except to the extent expressly provided in Sections 8(b) or 8(c) (i), (ii) or (iii), Holder permanently will forfeit all rights with respect to all Performance Shares upon the date of his Separation, if such Separation occurs prior to the Vesting Date.

(i)    Death. If Holder Separates by reason of death prior to the Vesting Date, Holder’s Beneficiary will be entitled to receive Performance Shares in an amount equal to the number of Target Performance Shares (and does not have any right to receive any other Performance Shares under this Award) as soon as reasonably possible, but in no event more than 90 days after Holder’s death.

(ii)    Disability. If Holder Separates by reason of a Disability prior to the Vesting Date, Holder will be entitled to receive Performance Shares in an amount equal to the number of Target Performance Shares (and does not have any right to receive any additional Performance Shares under this Award) as soon as reasonably possible, but in no event later than the 15th day of the third month after the end of the Fiscal Year following the Date on which the Committee determines that Holder is Disabled.

(iii)    Post Separation Change in Control. If there is a Post Separation Change in Control, Holder will be entitled to receive Performance Shares in an amount equal to the number of Target Performance Shares (and does not have any right to receive any additional Performance Shares under this Award) as soon as reasonably possible after the date of the Change in Control, but in no event later than the 15th day of the third month after the end of the Fiscal Year in which such Change in Control occurs.

9.    Withholding. On the Vesting Date, the minimum statutory tax withholding required to be made by the Company, or other withholding rate as determined by the Committee in its discretion if determined not to be detrimental to the Company or Participant, shall be paid by Holder (or Holder’s Beneficiary) to the Administrator in cash, by delivery of Company Common Stock, or by authorizing the Company to retain Performance Shares, or a combination thereof; provided, further, that where Company Common Stock or Performance Shares are delivered or retained, the satisfaction of Holder’s obligation hereunder will be based on the Fair Market Value on the Vesting Date of such delivered or retained Shares.

10.    Issuance of Shares. Without limitation, Holder shall not have any of the rights and privileges of an owner of any of the Company’s Common Stock (including voting rights and dividend rights), until the Vesting Date or such Shares otherwise become Vested Earned Performance Shares. The Administrator shall deliver the Vested Shares (reduced by the number of Vested Shares delivered to the Administrator to pay required withholding under Section 9 above) to the Holder as soon as reasonably possible following Vesting. The Holder agrees that the delivery of Vested Shares hereunder is subject to the Company’s stock ownership guidelines, as potentially modified from time to time.

11.    Administration. Without limiting the generality of the Committee’s rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award. Without limitation, the Committee shall interpret conclusively the provisions of the Award, adopt such rules and regulations for carrying out the Award as it may deem advisable, decide conclusively all questions of fact arising in the application of the Award, certify the extent to which the Average Growth and Income Rate Performance Measure has been satisfied and the number of Performance Percentage Points earned, exercise its right to reduce Performance Percentage Points, and make all other determinations and take all other actions necessary or desirable for the administration of the Award. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s or a Peer Company’s operations, corporate structure, assets, or similar change, but only to the extent such action carries out the original purpose, intent and objectives of the Award, and, to the extent the Award is intended to qualify as “performance based” under Section 162(m) of the Internal Revenue Code, does not affect such qualification. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties.

12.    Beneficiary. Holder’s rights hereunder shall be exercisable during Holder’s lifetime only by Holder or Holder’s legal representative. Holder may file with the Administrator a written designation of beneficiary (such person(s) being the Holder’s “Beneficiary”), on such form as may be prescribed by the Administrator. Holder may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives Holder, the Holder’s estate shall be deemed to be Holder’s Beneficiary.

13.    Adjustments in Respect of Performance Shares. In addition to any adjustments under Section 6 herein, in the event of any dividend or split of the primary common equity security of the Company or any Peer Company, or recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of such shares, or other similar corporate change, with regard to the Company or any Peer Company, appropriate adjustments may be made to the number of Target Performance Shares in a manner deemed equitable by the Committee.

14.    Holder’s Access to Information. As soon as reasonably possible after the close of the preceding Fiscal Year, the Committee (and the Administrator to the extent it shall have been directed by the Committee) shall make all relevant annually-determined calculations and determinations hereunder, and shall communicate such information to the Administrator. The Administrator will furnish all such relevant information to Holder as soon as reasonably possible following the date on which all, or a substantial majority, of the information is available.

15.    No Transfers Permitted. The rights under this Award are not transferable by the Holder other than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Vested Earned Performance Shares.

16.    No Right To Continued Employment. Neither the Plan nor this Award shall confer upon Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall they interfere in any way with Holder’s right to terminate employment, or the Company’s right to terminate Holder’s employment, at any time.

17.    Governing Law. Without limitation, this Award shall be construed and enforced in accordance with, and be governed by, the laws of Delaware.

18.    Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, permitted successors and assigns of the parties hereto.

19.    Waivers. Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right. Any such waiver shall not be deemed to be a waiver of any other rights.

20.    Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representatives on the Date of Grant.

DENBURY RESOURCES INC.

By:
	Phil Rykhoek CEO	Mark C. Allen Senior VP, CFO & Asst. Secretary

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) receipt of this Award, (ii) the opportunity to review the Plan, (iii) the opportunity to discuss this Award with a representative of the Company, and the undersigned’s personal advisors, to the extent the undersigned deems necessary or appropriate, (iv) the understanding of the terms and provisions of the Award and the Plan, and (v) the understanding that, by the undersigned’s signature below, the undersigned is agreeing to be bound by all of the terms and provisions of this Award and the Plan.

Without limitation, the undersigned agrees to accept as binding, conclusive and final all decisions, factual determinations, and/or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or Award, or both) of the Committee regarding any questions arising under the Plan, or this Award, or both.

Dated as of the effective date.

Holder Signature